Exhibit 99.1

Fairchild Semiconductor Reports Results for the

Third Quarter of 2008

San Jose, California – October 16, 2008 – Fairchild Semiconductor (NYSE: FCS), a leading global supplier of high performance products that enable energy-efficiency, the leading global supplier of power semiconductors, today announced results for the third quarter ended September 28, 2008. Fairchild reported third quarter sales of $428.3 million, up 2.3 percent from the prior quarter and 0.4 percent higher than the third quarter of 2007.

Fairchild reported third quarter net income of $26.7 million or $0.21 per diluted share compared to net income of $6.9 million or $0.05 per diluted share in the prior quarter and net income of $20.3 million or $0.16 per diluted share in the third quarter of 2007. Included in these results is a $1.8 million charge for restructuring and impairments primarily related to streamlining of warehouse operations. Gross margin was 29.9 percent, 130 basis points higher sequentially and 40 basis points lower than in the third quarter of 2007.

Fairchild reported third quarter adjusted net income of $34.0 million or $0.27 per diluted share, compared to adjusted net income of $21.5 million or $0.17 per diluted share in the prior quarter and adjusted net income of $34.1 million or $0.27 per diluted share in the third quarter of 2007. Adjusted net income excludes amortization of acquisition-related intangibles, gain/loss on the sale of a product line, restructuring and impairments, purchased in-process research and development, charges for potential litigation outcomes, System General purchase accounting charges, costs associated with the redemption of convertible debt, associated net tax benefits of these items and other acquisition-related intangibles, and tax benefits from finalized tax filings and positions.

“We grew sales sequentially in the third quarter following a healthy increase in the second quarter,” said Mark Thompson, Fairchild’s president and CEO. “We benefited from record sales of our high frequency voltage regulators, analog switches and IntelliMAX™ load switches for handset applications as well as analog video filters targeted to the consumer electronics market. Our new products continue to gain traction with leading customers and we expect to continue this momentum through 2009.

End Markets and Channel Activity

“Sales were roughly in line with expectations in most end markets during the quarter,” said Thompson. “We also posted healthy sales into the handset market driven primarily by our growth in new products. Demand in the industrial and computing end markets decreased from the prior quarter. Distributor sell-through increased more than 1 percent from the prior quarter and we maintained our channel inventory at the mid-point of our target range. Overall product pricing was down between 1 to 2 percent sequentially and within our normal range. We maintained lead times within a stable range of 6 to 8 weeks during the quarter.

Third Quarter Financials

“We posted sales and margin growth even as we further reduced internal inventory,” said Mark Frey, Fairchild’s executive vice president and CFO. “We reduced internal inventory more than $7 million sequentially giving us one of the leanest supply chains in the industry. Gross margin was 29.9%, up 130 basis points from the prior quarter due to higher factory loadings, cost decreases related to product insourcing, lower material costs, and favorable currency exchange rates in Asia. R&D and SG&A expenses were significantly better than our plan due to strong cost management. Cash and marketable securities decreased $17.0 million to $419.3 million in the third quarter which reflected cash flow from operations of $48.9 million, capital spending of $44.5 million and net stock purchases of $12 million.

Fourth Quarter Guidance

“We expect fourth quarter revenue to be down 6 to 12 percent, sequentially.” said Frey. “At the start of the quarter, we had approximately 88 percent of this sales guidance booked and scheduled to ship. Order rates were below expectations in September resulting in a sequentially lower starting backlog position. We expect that gross margins will be approximately flat sequentially as we offset lower factory loadings with insourcing cost benefits, as well as favorable foreign currency, and raw material cost trends. We expect R&D and SG&A expenses to be approximately $80 to $83 million and net interest and other expenses to be about $6.0 to $6.5 million for the fourth quarter.”

This press release includes references to adjusted net income (which excludes amortization of acquisition-related intangibles, gain/loss on the sale of a product line, restructuring and impairments, purchased in-process research and development, charges for potential litigation outcomes, System General purchase accounting charges, costs associated with the redemption of convertible debt, associated net tax benefits of these items and other acquisition-related intangibles, and tax benefits from finalized tax filings and positions), statements of operations prepared in accordance with generally accepted accounting principles (GAAP) (which include these items), and a reconciliation from adjusted net income to GAAP net income and adjusted gross margin to GAAP gross margin. GAAP and adjusted results both include equity based compensation expense. Adjusted results are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. Fairchild presents adjusted results because its management uses them as additional measures of the company’s operating performance, and management believes adjusted financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring, non-cash or otherwise unusual transactions. Fairchild’s criteria for determining adjusted results may differ from methods used by other companies, and should not be regarded as a replacement for corresponding GAAP measures.

Special Note on Forward-Looking Statements:

Some of the paragraphs above contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from low tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) is a global leader delivering energy-efficient power analog and power discrete solutions. Fairchild is The Power Franchise®, providing leading-edge silicon and packaging technologies, manufacturing strength and system expertise for consumer, communications, industrial, portable, computing and automotive systems. An application-driven, solution-based semiconductor supplier, Fairchild provides online design tools and design centers worldwide as part of its comprehensive Global Power ResourceSM. Please contact us on the web at www.fairchildsemi.com.

Editorial Contacts:

Fairchild Semiconductor:	Fairchild Semiconductor:	Agency Contact:
Patti Olson	Steven Leibiger	Topaz Partners
Corporate Communications	Investor Relations	Paul R. Hughes
(800) 341-0392 X 8728	(207) 761 6470	(781) 404-2416
Email: patti.olson@fairchildsemi.com	Email: investor@fairchildsemi.com	phughes@topazpartners.com

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 28, 2008	June 29, 2008	September 30, 2007	September 28, 2008	September 30, 2007
Total revenue	$428.3	$418.7	$426.8	$1,253.3	$1,238.3
Cost of sales (1)	300.1	299.1	297.4	883.0	882.8

Gross margin	128.2	119.6	129.4	370.3	355.5

Gross margin %	29.9%	28.6%	30.3%	29.5%	28.7%

Operating expenses:
Research and development (2)	29.1	30.3	26.9	89.2	82.4
Selling, general and administrative (3)	54.7	58.6	57.3	173.4	175.0
Amortization of acquisition-related intangibles	5.5	5.5	5.6	16.6	18.0
Restructuring and impairments	1.8	11.3	2.4	13.3	8.5
Purchased in-process research and development	—	—	0.2	—	3.9
Charge for potential litigation outcomes, net	—	—	7.8	—	9.5
Loss on sale of product line, net	—	—	0.4	—	0.4

Total operating expenses	91.1	105.7	100.6	292.5	297.7

Operating income	37.1	13.9	28.8	77.8	57.8
Other expense, net	5.4	6.3	5.0	16.9	15.2

Income before income taxes	31.7	7.6	23.8	60.9	42.6

Provision for income taxes	5.0	0.7	3.5	10.2	12.6

Net income	$26.7	$6.9	$20.3	$50.7	$30.0

Net income per common share:
Basic	$0.21	$0.06	$0.16	$0.41	$0.24

Diluted	$0.21	$0.05	$0.16	$0.40	$0.24

Weighted average common shares:
Basic	124.4	124.9	124.5	124.6	123.9

Diluted	125.0	125.8	126.8	125.3	126.2

(1) Equity compensation expense included in cost of sales	$1.3	$1.3	$1.2	$3.6	$4.2
(2) Equity compensation expense included in research and development	$1.0	$1.3	$0.9	$3.2	$2.9
(3) Equity compensation expense included in selling, general and administrative	$1.7	$3.3	$4.0	$10.0	$11.9

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 28, 2008	June 29, 2008	September 30, 2007	September 28, 2008	September 30, 2007
Net income	$26.7	$6.9	$20.3	$50.7	$30.0
Adjustments to reconcile net income to adjusted net income:
Restructuring and impairments	1.8	11.3	2.4	13.3	8.5
Purchased in-process research and development	—	—	0.2	—	3.9
Charge for potential litigation outcomes, net	—	—	7.8	—	9.5
System General purchase accounting charges	—	—	—	—	3.7
(Gain) loss on sale of product line, net	—	—	0.4	—	0.4
Costs associated with the redemption of convertible debt	—	0.4	—	0.4	—
Amortization of acquisition-related intangibles	5.5	5.5	5.6	16.6	18.0
Associated tax effects of the above and other acquisition-related intangibles	—	(0.1)	(2.6)	0.2	(3.0)
Tax benefits from finalized tax filings and positions	—	(2.5)	—	(2.5)	0.9

Adjusted net income	$34.0	$21.5	$34.1	$78.7	$71.9

Adjusted net income per common share:
Basic	$0.27	$0.17	$0.27	$0.63	$0.58

Diluted	$0.27	$0.17	$0.27	$0.63	$0.57

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 28, 2008	June 29, 2008	September 30, 2007	September 28, 2008	September 30, 2007
Gross margin	$128.2	$119.6	$129.4	$370.3	$355.5
Adjustments to reconcile gross margin to adjusted gross margin:
System General purchase accounting charges	—	—	—	—	3.7

Adjusted gross margin	$128.2	$119.6	$129.4	$370.3	$359.2

Adjusted gross margin %	29.9%	28.6%	30.3%	29.5%	29.0%

Adjusted net income, adjusted net income per share, and adjusted gross margin should not be considered as alternatives to net income, net income per share, gross margin or other measures of consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity.

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	September 28, 2008	June 29, 2008	December 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$379.8	$390.8	$409.0
Short-term marketable securities	0.8	0.9	2.1
Receivables, net	200.1	186.3	179.0
Inventories	233.3	240.7	243.5
Other current assets	44.7	37.9	51.9

Total current assets	858.7	856.6	885.5

Property, plant and equipment, net	717.7	701.9	676.0
Intangible assets, net	107.1	112.6	123.7
Goodwill	365.0	365.0	353.2
Long-term marketable securities	38.7	44.6	51.0
Other assets	35.2	39.9	43.2

Total assets	$2,122.4	$2,120.6	$2,132.6

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$5.3	$5.3	$203.7
Accounts payable	135.0	146.2	130.6
Accrued expenses and other current liabilities	101.9	96.9	110.5

Total current liabilities	242.2	248.4	444.8
Long-term debt, less current portion	531.2	532.5	385.9
Other liabilities	83.4	87.5	80.2

Total liabilities	856.8	868.4	910.9
Temporary equity—deferred stock units	2.7	3.2	3.2
Total stockholders' equity	1,262.9	1,249.0	1,218.5

Total liabilities, temporary equity and stockholders' equity	$2,122.4	$2,120.6	$2,132.6

Fairchild Semiconductor International, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended	Nine Months Ended
	September 28, 2008	September 28, 2008	September 30, 2007
Cash flows from operating activities:
Net income	$26.7	$50.7	$30.0
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	34.7	100.8	94.8
Non-cash stock-based compensation expense	4.0	16.8	19.0
Non-cash restructuring and impairments expense	—	8.0	2.4
Purchased in-process research & development	—	—	3.9
Deferred income taxes, net	1.9	2.6	(6.2)
Other	0.5	2.0	2.3
Changes in operating assets and liabilities, net of acquisitions	(18.9)	(10.2)	(14.4)

Cash provided by operating activities	48.9	170.7	131.8

Cash flows from investing activities:
Capital expenditures	(44.5)	(133.1)	(99.1)
Purchase of marketable securities	(0.3)	(3.8)	(162.2)
Sale of marketable securities	—	5.0	170.7
Maturity of marketable securities	0.1	0.2	0.1
Other	(2.0)	(3.0)	(1.2)
Acquisitions and divestitures, net of cash acquired	—	—	(178.3)

Cash used in investing activities	(46.7)	(134.7)	(270.0)

Cash flows from financing activities:
Repayment of long-term debt	(1.2)	(203.1)	(2.8)
Issuance of long-term debt	—	150.0	—
Proceeds from issuance of common stock and
from exercise of stock options, net	2.0	7.2	32.3
Purchase of treasury stock	(13.9)	(15.9)	(19.4)
Other	(0.1)	(3.4)	—

Cash provided by (used in) financing activities	(13.2)	(65.2)	10.1

Net change in cash and cash equivalents	(11.0)	(29.2)	(128.1)
Cash and cash equivalents at beginning of period	390.8	409.0	525.2

Cash and cash equivalents at end of period	$379.8	$379.8	$397.1